Exhibit 3.106

STATE OF DELAWARE
LIMITED LIABILITY COMPANY
CERTIFICATE OF FORMATION

1.	The name of the limited liability company is L3TV Seattle Cable System, LLC.

2.	The address of its registered office in the State of Delaware is 251 Little Falls Drive, Wilmington, DE 19808. The name of the registered agent at such address is Corporation Service Company.

3.	This Certificate of Formation is effective as of January 14, 2019.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation on January 10, 2019.

By:	/s/ Frederick Williams
Frederick Williams, Assistant Secretary